Exhibit 10.1

LOAN AGREEMENT

This Loan Agreement (this “Agreement”) is made and entered into as of this 26th day of May, 2016, by and between ARTHUR ROSEN, an individual (the “Lender”), and JERRICK MEDIA HOLDINGS , INC., a Nevada corporation with a principal place of business in Englewood, New Jersey (the “Borrower”).

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. As used herein:

“Adjusted Tangible Assets” shall mean all of Borrower’s assets except for the following: (a) any surplus resulting from any write-up of assets; (b) deferred assets, other than prepaid insurance, prepaid taxes and deferred tax assets; (c) patents, copyrights, trademarks, trade names, non-compete agreements, franchises and other similar intangibles; (d) goodwill, including any amounts, however designated on Borrower’s balance sheet, representing the excess of the purchase price paid for assets or stock over the value assigned thereto; (e) unamortized debt discount and expense; and (f) accounts, notes and other receivables due from affiliates, officers, shareholders, directors or employees.

“Affiliate” means, as to any Person, (a) any corporation in which such Person or any partner, shareholder, director, officer, member, or manager of such Person, at any level, directly or indirectly owns or controls more than ten percent (10%) of the beneficial interest, (b)    any partnership, joint venture or limited liability company in which such Person or any partner, shareholder, director, officer, member, or manager of such Person, at any level, is a partner, joint venturer or member, (c) any trust in which such Person or any partner, shareholder, director, officer, member or manager of such Person, at any level, or any individual related by birth, adoption or marriage to such Person, is a trustee or beneficiary, (d) any entity of any type which is directly or indirectly owned or controlled by (or is under common control with) such Person or any partner, shareholder, director, officer, member or manager of such Person, at any level, (e) any partner, shareholder, director, officer, member, manager or employee of such Person, or (f) any individual related by birth, adoption or marriage to any partner, shareholder, director, officer, member, manager, or employee of such Person.

“Agreement” means this Loan Agreement.

“Business Day” means a day on which national banks located in the State of New Jersey are open for general banking business.

“Capital Expenditures” shall mean, for any period, the aggregate cost (less the amount of any trade-in allowance included in such cost) of all capital assets acquired by Borrower during such period, plus all Capital Leases entered into, renewed, assumed or guaranteed during such period.

“Capital Lease” shall mean any lease of any property which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on a balance sheet of the lessee.

“Capital Lease Obligations” shall mean, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder, which would, in accordance with GAAP, appear on a balance sheet of such lessee in respect of such Capital Lease.

“Capital Table” means the Capital Table as of date and inclusive of this Agreement. The Capital Table shall be substantially in the form of Exhibit C attached hereto.

“CERCLA” means The Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. §9607 et seq., as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

“Closing” means the execution and exchange of this Agreement with completed exhibits thereto and the payment of the Term Loan Proceeds to the Borrower.

“Closing Date” means the date on which Lender advances the Loan proceeds.

“Collateral” shall have the meaning set forth in the Security Agreement.

“Consolidated Adjusted Net Earnings From Operations” shall mean, with respect to any period, earnings after provision for income taxes for such period of Borrower and its subsidiaries, determined on a consolidated basis in accordance with GAAP, as reflected on the financial statements supplied to Lender, less:

(a)           Any gain or loss arising from the sale of capital assets;

(b)           Any gain arising from any writeup of assets;

(c)           Net earnings of any business entity in which Borrower or its subsidiaries has an ownership interest unless such net earnings shall have actually been received by Borrower or such subsidiary in the form of cash distribution;

(d)           The earnings of any Person to which the assets of Borrower or any subsidiary shall have been sold, transferred or disposed of, or been a party to any consolidation or other form of reorganization, prior to the date of such transaction;

(e)           Any gain arising from the acquisition of any Securities (as such term is defined in Section 2(1) of the Securities Act of 1933 as amended) of Borrower or any of its subsidiaries; and

(f)           Any gain or loss arising from extraordinary and/or non-recurring items.

“Debt” means, for any Person, without duplication: (a) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or any of its assets is liable, (b) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person or any of its assets would be liable or subject, if such amounts were advanced under the credit facility, and (c) all indebtedness guaranteed by such Person, directly or indirectly.

“Default Rate” means the lesser of (a) the maximum per annum rate of interest allowed by applicable law, and (b) three percent (3%) per annum in excess of interest rate on the Note.

“EBITDA” means, for any period, the net income (loss) of Borrower for such period, plus interest expense, income tax expense, amortization expense, depreciation expense and extraordinary losses and minus extraordinary gains, in each case, of Borrower for such period determined in accordance with GAAP to the extent included in the determination of such net income (loss).

“Environmental Laws” means any federal, state or local law (whether imposed by statute, ordinance, rule, regulation, administrative or judicial order, or common law), now or hereafter enacted, governing the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules and regulations promulgated thereunder.

“Event of Default” has the meaning assigned in Article 7.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of the following determined in accordance with GAAP: (a) EBITDA for such period less Capital Expenditures for such period which are not financed through the incurrence of any indebtedness for money borrowed to (b) the sum of (i) interest expense paid or accrued in respect of any indebtedness for money borrowed during such period, plus (ii) taxes to the extent accrued or otherwise payable with respect to such period plus (iii) regularly scheduled payments of principal on Debt for Money Borrowed (other than the obligations owing under this Agreement) paid or that were required to be paid during such period.

“GAAP” means generally accepted accounting principles consistently applied and maintained throughout the period indicated and consistent with the prior financial practices of the Person referred to.

“Hazardous Material” means any substance governed by Environmental Laws.

“Leverage Ratio” means, at any date of determination thereof, the ratio of total Debt of Borrower at such date to Tangible Net Worth of Borrower at such date.

“Lien” means any interest, or claim thereof, in the Collateral securing an obligation owed to, or a claim by, any Person other than the owner of the Collateral, whether such interest is based on common law, statute or contract, including the lien or security interest arising from a deed of trust, mortgage, assignment, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.

“Loan” means the loan to be made by Lender to Borrower under this Agreement and all other amounts secured by the Loan Documents, as amended, supplemented or modified from time to time.

“Loan Documents” means: (a) this Agreement, (b) Security Agreement (c) UCC financing statements, (d) all other documents evidencing, securing, governing or otherwise pertaining to the Loan, and (e) all amendments, modifications, renewals, substitutions and replacements of any of the foregoing.

“Maturity Date” means the earlier of:

(g)       with respect to the Loan, (i) the one (1) year anniversary of the Closing Date; or (ii) any earlier date on which the entire Loan is required to be paid in full, by acceleration or otherwise, under this Agreement or any of the other Loan Documents.

“Money Borrowed” shall mean (a) Debt arising from the lending of money by any Person to Borrower; (b) Debt, whether or not in any such case arising from the lending by any Person of money to Borrower, (i) which is represented by notes payable or drafts accepted that evidence extensions of credit, (ii) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (iii) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property; (c) Debt that constitutes a Capital Lease Obligation; (d) reimbursement obligations with respect to Letters of Credit or guaranties of Letters of Credit; and (e) Debt of Borrower under any guaranty of obligations that would constitute Debt for Money Borrowed under clauses

(a)) through (c) hereof, if owed directly by Borrower.

“Multiemployer Plan” means any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which Borrower is obligated to contribute or was required to contribute within the immediately preceding six (6) years.

“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (other than any Multiemployer Plan) under which Borrower or any ERISA Affiliate contributes, is obligated to contribute or was required to contribute within the immediately preceding six (6) years.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Security Agreement” means the Security Agreement of event date, executed by Borrower in favor of Lender. The Security Agreement shall be substantially in the form of Exhibit A attached hereto.

“Slide Appraisal” The Slide Appraisal shall be substantially in the form of Exhibit B attached hereto.

“Subordinated Debt” means any Debt of Borrower that is subordinated to the prior payment in full of the obligations owing under this Agreement in a manner and upon terms satisfactory to Lender and for which the holder of such Debt and Lender have executed a subordination agreement in form and substance satisfactory to Lender.

“Tangible Net Worth” means, on any date of the determination thereof, the sum of (a) the net book value (after deducting related depreciation, obsolescence, amortization, valuation, and other proper reserves) at which Borrower’s Adjusted Tangible Assets would be shown on its balance sheet at such date, minus (b) the amount at which Borrower’s liabilities would be shown on its balance sheet at such date, plus (c) the amount at which all of Borrower’s Subordinated Debt would be shown on its balance sheet at such date, in each case in accordance with GAAP.

“Term Loan” See "Loan".

“Term Loan Proceeds” means One Million No/100 Dollars ($1,000,000.00).

“Transfer” has the meaning assigned in Section 6.5.

“UCC” means the Uniform Commercial Code as enacted and in effect in the state of New Jersey.

ARTICLE 2

LOAN TERMS

Section 2.1 The Loan

The Lender has resolved to issue a senior term Loan of up to ONE MILLION AND NO/100 DOLLARS ($1,000,000.00), which shall be funded and repaid in accordance with this Agreement, as follows: The Lender shall make a term loan to the Borrower in the amount of One Million and No/100 Dollars ($1,000,000.00) (the “Term Loan”), which shall be funded at Closing. The Loan is not a revolving credit loan, and Borrower is not entitled to any readvances of any portion of the Loan which it may (or is otherwise required to) pay or prepay pursuant to the provisions of this Agreement. The Closing shall occur on the Closing Date and shall be conducted remotely via exchange of documents.

The net proceeds of the Term Loan shall be employed by the Borrower as provided in Section 6.2 of this Agreement.

Section 2.2 Payment of Principal and Interest

The outstanding principal balance of the Term Loan shall bear interest at a fixed rate of interest of 12.50% per annum, compounded annually. Interest on the unpaid principal balance of this Loan shall begin to accrue on the Closing Date. Interest shall be computed on the basis of a 365-day year and for the actual number of days elapsed. The interest shall be paid upon maturity along with any outstanding principal. If any portion of the principal balance is repaid before the maturity date, any accrued and unpaid interest shall be paid through the date of repayment.

While any Event of Default exists, the Loan shall, at the option of Lender, bear interest at the Default Rate.

Section 2.3 Terms of Payment

(1)    Application of Payments. All payments received by Lender under the Loan Documents shall be applied to the following, in such order as Lender may elect in its sole discretion: (a) to any fees and expenses due to Lender under the Loan Documents; (b) to any Default Rate interest or late charges; (c) to accrued and unpaid interest; (d) to amounts owed under any reserves or escrows required by Lender; and (e) to the principal sum and other amounts due under the Loan Documents. Prepayments of principal, if permitted or accepted, shall be applied against amounts owing in inverse order of maturity.

Section 2.4 Security

The Loan shall be secured by this Agreement.

ARTICLE 3

INSURANCE, CONDEMNATION, AND IMPOUNDS

Section 3.1 Insurance. Borrower shall maintain insurance with responsible insurance companies on such of its properties, in such amounts and against such risks as is customarily maintained by similar businesses operating in the same vicinity, including but not limited to:

(1)    Liability. Borrower shall maintain and pay for (a) commercial general liability insurance with respect to its principal place of business and any other property it owns providing for limits of liability as are customarily maintained by similar businesses operating in the same vicinity for both injury to or death of a person and for property damage per occurrence, (b)  boiler and machinery insurance, and (c) other liability insurance as reasonably required by Lender.

(2)    Casualty. Borrower shall maintain and pay for insurance upon all Collateral covering such risks and in such amounts and with such insurance companies as shall be reasonably satisfactory to Lender, and deliver such certificates of insurance to Lender.

Section 3.2 Use and Application of Insurance Proceeds

Lender may apply any insurance proceeds it may receive to amounts owing under the Loan Documents in such order and manner as Lender in its sole discretion determines.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender that:

Section 4.1 Organization and Power

Borrower is duly organized, validly existing and in good standing under the laws of the State of Nevada, and is in compliance with all legal requirements applicable to doing business in the States of Nevada and New Jersey in all other states in which it does business. Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code.

Section 4.2 Validity of Loan Documents

The execution, delivery and performance by Borrower of the Loan Documents: (1) are duly authorized and do not require the consent or approval of any other party or governmental authority which has not been obtained; and (2) will not violate any law or result in the imposition of any lien, charge or encumbrance upon the assets of any such party, except as contemplated by the Loan Documents. The Loan Documents constitute the legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, or similar laws generally affecting the enforcement of creditors' rights.

Section 4.3 Liabilities; Litigation; Other Secured Transactions.

(1)    The financial statements delivered by Borrower are true and correct with no significant change since the date of preparation. Except as disclosed in such financial statements or provided pay-off letters contingent with this subsequent financing, there are no liabilities (fixed or contingent) affecting Borrower. Except as disclosed in such financial statements, there is no litigation, administrative proceeding, investigation or other legal action (including any proceeding under any state or federal bankruptcy or insolvency law) pending or, to the knowledge of Borrower, threatened, against Borrower which if adversely determined could have a material adverse effect on such party or the Loan.

(2)    Borrower is not, and has not been, bound (whether as a result of a merger or otherwise) as a debtor under a pledge or security agreement entered into by another Person, which has not heretofore been terminated.

Section 4.4 Other Agreements; Defaults

Borrower is not a party to any agreement or instrument or subject to any court order, injunction, permit, or restriction which might adversely affect the business, operations, or condition (financial or otherwise) of Borrower. Borrower is not in violation of any agreement which violation would have an adverse effect on Borrower, or Borrower's business, properties, or assets, operations or condition, financial or otherwise.

Section 4.5 Compliance with Law. Borrower has all requisite licenses, permits, franchises, qualifications, certificates of occupancy or other governmental authorizations to conduct its business.

Section 4.6 Location of Borrower. Borrower's principal place of business and chief executive offices are located at 202 S. Dean St. Englewood, NJ 07631.

Section 4.7 ERISA

(1)           As of the Closing Date and throughout the term of the Loan, (a) Borrower is not and will not be an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, and (b) the assets of Borrower do not and will not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA; and

(2)           As of the Closing Date and throughout the term of the Loan (a) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(3) of ERISA and

(b)    transactions by or with Borrower are not and will not be subject to state statutes applicable to Borrower regulating investments of and fiduciary obligations with respect to governmental plans.

(3)           Borrower has not sponsored or contributed to, or has had any obligation (contingent or otherwise) under, any Plan or Multiemployer Plan.

Section 4.8 Tax Filings

Borrower has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower.

Section 4.9 Solvency

Giving effect to the Loan, the fair saleable value of Borrower's assets exceeds and will, immediately following the making of the Loan, exceed Borrower's total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. Borrower's assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Debts as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). Except as expressly disclosed to Lender in writing, no petition in bankruptcy has been filed by or against Borrower in the last seven (7) years, and Borrower has not made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors in the last seven (7) years. Borrower is not contemplating either the filing of a petition by it under state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and Borrower is not aware of any Person contemplating the filing of any such petition against it.

Section 4.10 Full and Accurate Disclosure

No statement of fact made by or on behalf of Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to Borrower which has not been disclosed to Lender which adversely affects the business, operations or condition (financial or otherwise) of Borrower. All information supplied by Borrower regarding any other Collateral is accurate and complete in all material respects. All evidence of Borrower's identity provided to Lender is genuine, and all related information is accurate.

Section 4.11 Representations and Warranties on Environmental Matters

(1)           There is not now occurring any Release of any Hazardous Material on any property now owned or used by the Borrower, or into the air, waterways, ground water or sewers, and to the best of the Borrower's knowledge, there has not been any such Release on any such property. For purposes of this Agreement, the term Release shall have the meaning ascribed to it in CERCLA;

(2)           All activities and operations of Borrower meet the requirements of all applicable Environmental Laws;

(3)           Borrower has never sent any Hazardous Material to a site which, pursuant to CERCLA or any similar state law, (i) has been placed on the “National Priorities List” of hazardous wastes, or (ii) which is subject to a claim, an administrative order or other request to take “removal” or “remedial” action (as defined under CERCLA) or to pay for the costs of cleaning up such a site;

(4)           Borrower is not involved in any suit or proceeding and has not received any notice from any governmental agency with respect to a Release and has not received notice of any claim from any person or entity relating to personal injuries from exposure to Hazardous Material; and

(5)           Borrower has timely filed all reports required to be filed, and has acquired all necessary certificates, approvals and permits and has generated and maintained all required data, documentation and records under any applicable Environmental Laws.

Section 4.12 Capital Structure

The Borrower's capital structure as of the closing date inclusive of this Term Loan is as represented by the Capital Table attached as Exhibit C.

ARTICLE 5

FINANCIAL REPORTING COVENANTS

Section 5.1 Financial Statements

Borrower shall furnish to Lender such financial statements and other financial information as Lender may from time to time request. All such financial statements shall show all material contingent liabilities and shall accurately and fairly present the results of operations and the financial condition of Borrower at the dates and for the period indicated. Without limiting the foregoing, Borrower shall furnish to Lender the following statements:

(1)           as soon as available, but in any event within one-hundred five (105) days after the end of the fiscal years of the Borrower, copies of the consolidated balance sheets of the Borrower as at the end of such year and the related consolidated statements of income and retained earnings and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, certified without qualification or exception, or qualification arising out of the scope of the audit, by independent certified public accountants acceptable to Lender; and

(2)           as soon as available, but in any event not later than fifty (50) days after the end of each of the first three quarterly periods of the fiscal years of the Borrower, the unaudited consolidated balance sheets of the Borrower as at the end of each such quarter and the related unaudited consolidated statements of income and retained earnings and cash flows of the Borrower for such quarterly period, setting forth in each case in comparative form the figures for the previous year, reviewed by independent certified public accountants acceptable to Lender; and

(3)           as soon as available, but in any event not later than fifteen (15) days after the end of each of each calendar month of the fiscal years of the Borrower, monthly bank statements and management prepared consolidated balance sheets of the Borrower as at the end of each such month and the related consolidated statements of income and retained earnings and cash flows of the Borrower for such monthly period, setting forth in each case in comparative form the figures for the previous year, (subject to normal year-end audit adjustments); all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with generally accepted accounting principles applied consistently throughout the periods reflected therein (except as approved by such accountants or officers, as the case may be, and disclosed therein); and

(4)           Concurrently with each delivery of quarterly and annual financial statements, deliver to Lender a certificate signed by the chief financial representative of the Borrower and its chief executive officer or manager stating (i) that the signatories thereto have reviewed the terms of the Loan Documents and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of the Borrower during the accounting period covered by such financial statements, and (ii) that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as of the date of such Officers' Certificate, of any condition or event which constitutes, or would constitute upon the giving of notice, lapse of time or both, an Event of Default except as described therein.

(5)           Concurrently with each delivery of quarterly and annual financial statements, deliver to Lender a management discussion and analysis of Borrower’s operating results, setting forth in each case in comparative form the figures for the previous year.

(6)           Concurrently with each delivery of annual financial statements, deliver to Lender an annual operating plan, including detailed financial projections.

(7)           Tax Returns. Borrower shall furnish to Lender copies of Borrower's filed federal, state and (if applicable) local income tax returns for each taxable year (with all forms and supporting schedules attached) within thirty (30) days after filing.

Section 5.2 Other Information

Borrower shall deliver to Lender such additional information regarding Borrower, its subsidiaries, and its business within ten (10) days after Lender's request therefor.

Section 5.3 Audits

At Borrower’s expense, Lender's employees and third party consultants shall be entitled to perform such financial investigations and audits of Borrower's books and records and properties as Lender shall deem necessary. Borrower shall permit Lender and Lender's agents and consultants to examine such records, books and papers of Borrower which reflect upon its financial condition. Borrower authorizes Lender to communicate directly with Borrower's independent certified public accountants, and authorizes such accountants to disclose to Lender any and all financial statements and other supporting financial documents and schedules, including copies of any management letter, with respect to the business, financial condition and other affairs of Borrower.

ARTICLE 6

OTHER COVENANTS

Borrower covenants and agrees with Lender as follows:

Section 6.1 Payment and Performance of Obligations. Borrower shall pay and perform all obligations to be paid or performed by it under the Loan Documents and all other agreements between the Borrower and Lender. In addition, Borrower shall pay, discharge or otherwise satisfy at or before maturity (or prior to delinquency, as the case may be) all its indebtedness and other obligations of whatever nature except when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with generally accepted accounting principles consistently applied are shown on Borrower’s balance sheet.

Section 6.2 Use of Proceeds. Borrower shall use the proceeds of the Loan to provide a portion of the working capital for the expansion of the Borrower.

Section 6.3 Legal Existence; Name, Etc.

Borrower and each general partner or managing member in Borrower shall preserve and keep in full force and effect its existence, entity status, franchises, rights and privileges under the laws of the state of its formation. Neither Borrower nor any general partner or managing member of Borrower shall not wind up, liquidate, dissolve, reorganize, merge, or consolidate with or into any Person, or permit any subsidiary or Affiliate of Borrower to do so. Without limiting the foregoing, Borrower shall not reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is incorporated or organized as of the Closing Date. Borrower and each general partner or managing member in Borrower shall conduct business only in its own name and shall not change its name, identity, organizational structure, state of formation or the location of its chief executive office or principal place of business unless Borrower (1) shall have obtained the prior written consent of Lender to such change, and (2) shall have taken all actions necessary or requested by Lender to file or amend any financing statement or continuation statement to assure perfection and continuation of perfection of security interests under the Loan Documents. Borrower (and each general partner or managing member in Borrower, if any) shall maintain its separateness as an entity, including maintaining separate books, records, and accounts and observing corporate and partnership formalities independent of any other entity, shall pay its obligations with its own funds and shall not commingle funds or assets with those of any other entity.

Section 6.4 Control; Management

Without the prior written consent of Lender, there shall be no change in the Borrower's Chief Executive Officer, and no change in their respective organizational documents relating to control over Borrower, Borrower's general partner or managing member.

Section 6.5 Transfers of Interests

Without the prior written consent of Lender, no Transfer shall occur or be permitted which would (a) cause Jeremy Frommer to own less than (i) ten percent (10%) of the beneficial interest in Borrower; or (b) result in a new stockholder or lender having the ability to control the affairs of Borrower being admitted to or created in Borrower.

As used in this Agreement, “Transfer” shall mean any direct or indirect sale, transfer, conveyance, installment sale, pledge, encumbrance, grant of Lien or other interest, license, lease, alienation or assignment, whether voluntary or involuntary, of all or any portion of the direct or indirect legal or beneficial ownership of, or any interest in Borrower or the Collateral, including any agreement to transfer or cede to another Person any voting, management or approval rights, or any other rights, appurtenant to any such legal or beneficial ownership or other interest. “Transfer” is specifically intended to include any pledge or assignment, directly or indirectly, of a controlling interest in Borrower or its general partner, controlling limited partner or controlling member for purposes of securing so-called “mezzanine” indebtedness.

Section 6.6 Taxes; Charges

Borrower shall promptly pay all taxes, assessments or other governmental charges levied or assessed upon income or profits of Borrower or any subsidiary, or upon any property, real, personal or mixed, of Borrower or any subsidiary, or upon any part thereof, and also any lawful, claims for labor, material and supplies which, if unpaid, might. become a lien or charge against any such property; however, neither Borrower nor any subsidiary shall be required to pay such tax, assessment, charge, levy or claim so long as the validity thereof is actively contested in good faith by proper proceedings, but any such tax, assessment, charge, levy or claim shall be paid forthwith upon the commencement of proceedings to foreclose any lien securing it unless a surety bond or other similar safeguard reasonably satisfactory to Lender is delivered to Lender.

Section 6.7 Maintenance.

Borrower shall maintain its properties in good order and repair, normal wear and tear excepted, and, from time to time, make all needed and proper repairs, renewals, replacements, additions and improvements thereto.

Section 6.8 Certification and Limitation on Other Debt

Borrower (and each general partner or managing member in Borrower, if any) shall not, without the prior written consent of Lender, incur any Debt other than the Loan and customary trade payables which are payable, and shall be paid, within sixty (60) days of when incurred.

Borrower shall not incur any other obligation or indebtedness for borrowed money after the Closing Date.

Section 6.9 Liens

For so long as the Term Loan shall remain unpaid or any Loan shall be outstanding, Borrower will not, without the prior written consent of Lender, create, incur, or suffer to exist, any mortgage, deed of trust, pledge, lien, security interest, hypothecation or other charge or encumbrances of any nature, upon or with respect to any of Borrower’s properties, now owned or in the future acquired.

Section 6.10 Extraordinary Transactions

For so long as the Term Loan shall remain unpaid or any Loan shall be outstanding, Borrower shall not wind up, liquidate or dissolve itself, reorganize, merge or consolidate with or into, or convey, sell, assign, transfer, lease or otherwise dispose of, (whether in a single transaction or series of transactions), all or substantially all of its assets (whether now owed or in the future acquired) to any other Person, or acquire all or substantially all of the assets or business of any Person without Lender’s written consent outside the ordinary course of business.

Section 6.11 Investments

For so long as the Loan shall remain unpaid or any Loan shall be outstanding, Borrower shall not make any loan or advance without Lender’s written consent to any Person, or purchase or otherwise acquire the capital stock, assets, or obligations of, or any interest in, any other Person other than readily marketable direct obligations of the United States of America and deposits in commercial banks of recognized good standing in the United States of America.

Section 6.12 Transactions with Affiliates

For so long as the Loan shall remain unpaid or any Loan shall be outstanding, Borrower shall not engage in any transaction (including, without limitation, loans or financial accommodations of any kind) with any Affiliate; provided, that such transactions are permitted if they are on terms no less favorable to the Borrower than would be obtainable in an arm’s-length transaction with a person not an Affiliate.

Section 6.13 Adverse Action

For so long as the Loan shall remain unpaid or any Loan shall be outstanding, Borrower shall not take any action that would (1) be in violation of any provision of the Loan Documents, (2) materially impair the ability of the Borrower to perform its obligations under the Loan Documents, or (3) materially amend the terms and conditions of any agreement to which the Borrower is a party.

Section 6.14 Further Assurances

Borrower shall ensure that all of its submissions to the Lender, including written information, exhibits and reports, do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in any material respect in light of the circumstances in which made, and Borrower will promptly disclose to Lender and correct any material defect or error that may be discovered therein or in any other document executed in connection with the Loan. Borrower shall promptly cure any defects in the execution and delivery of the Loan Documents, and execute and deliver, or cause to be executed and delivered, all such other documents, agreements, consents and instruments as Lender may reasonably request.

Section 6.15 Notice of Certain Events

Borrower shall promptly notify Lender of (1) any Event of Default, together with a detailed statement of the steps being taken to cure such Event of Default; (2) any notice of default received by Borrower under other obligations relating to or otherwise material to Borrower's business; (3) any threatened or pending legal, judicial or regulatory proceedings, including any dispute between Borrower and any governmental authority, affecting Borrower; and (4) a copy of each notice of default or termination under any license or permit necessary for the operation of Borrower’s business.

Section 6.16 Indemnification

Borrower shall indemnify, defend and hold Lender harmless from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs and disbursements (including the reasonable fees and actual expenses of Lender's counsel) of any kind or nature whatsoever, including those arising from the joint, concurrent, or comparative negligence of Lender, in connection with (1) any investigative, administrative, mediation, arbitration, or judicial proceeding, whether or not Lender is designated a party thereto, commenced or threatened at any time (including after the repayment of the Loan) in any way related to the execution, delivery or performance of any Loan Document, (2) any proceeding instituted by any Person claiming a Lien, and (3) any brokerage commissions or finder's fees claimed by any broker or other party in connection with the Loan, or any of the transactions contemplated in the Loan Documents, except to the extent any of the foregoing is caused by Lender's gross negligence or willful misconduct.

Section 6.17 Compliance with Contractual Obligations

Borrower will is its best efforts to comply with the obligations, covenants and conditions contained in all of its material contractual obligations.

Section 6.18 Representations and Warranties

Borrower will cause all representations and warranties to remain true and correct all times while any portion of the Loan remains outstanding.

Section 6.19 Environmental Matters

Borrower shall ensure that its property and its business and operations at all times fully comply with all applicable laws relating to licenses, permits and approvals required with respect to Hazardous Material. The Borrower shall give Lender copies of all citations, orders or other notices received with respect to any alleged violation of any Environmental Laws, promptly after receipt thereof. The Borrower shall indemnify Lender, and Lender’s directors, officers and employees, from and against all damages, penalties, fines, claims, liabilities, costs and expenses (including reasonable attorneys', consultants' and experts' fees and· expenses) of every kind suffered by or asserted against Lender as a result of the violation by Borrower of any Environmental Laws.

Section 6.21 Financial Covenants

(1)          Fixed Charge Coverage Ratio. Borrower shall maintain a Fixed Charge Coverage Ratio of not less than 1.2 to 1.0 for each fiscal quarter commencing with the fiscal quarter ending June 30, 2016.

(2)           Tangible Net Worth. Borrower shall maintain at all times a Tangible Net Worth of not less than $500,000.

(3)           Leverage Ratio. Borrower shall maintain at all times a Leverage Ratio not to exceed 1.2 to 1.0.

(4)           Cash On Hand. Borrower shall maintain at all times cash on hand (excluding any restricted cash) in accounts maintained in the United States of not less than $30,000.00.

(5)           Capital Expenditures. Except as otherwise provided herein, Borrower shall not make any expenditures for fixed or capital assets if, after giving effect thereto, the aggregate of all such expenditures made by the Borrower would exceed such amounts reasonably expected in the course of usual business.

(6)           Sale of Assets. The Borrower shall not engage in the sale of assets outside the ordinary course of business. In addition, the Borrower owns photographic slides from the previously deemed "Guccione Gollection" and other various photographers ("Slide Collection") that is valued by the Slide Appraisal attached as Exhibit B. The Borrower, will not sell more than 5% of the Slide Collection without prior consent of the Lender so long as the Term Loan is outstanding. If any portion of the Slide Collection is sold, the Lender, will be entitled to 25% of the proceeds from the sale to be applied against the principal amount of the Term Loan outstanding as long as any portion of the principal of the Term Loan is outstanding at the time of sale.

Board Seat

As long as the note is outstanding, the Lender will be granted the option to obtain a seat on the Borrower's board of directors with the same privileges, compensation, and voting rights as the other current board members.

Key-Man Life Insurance

Borrower will maintain key-man or similar life insurance coverage on two (2) key executives, collectively equal to 100% of the outstanding principal under the Loans.

ARTICLE 7

EVENTS OF DEFAULT

Each of the following shall constitute an Event of Default under the Loan:

Section 7.1 Payments

Borrower's failure to pay any regularly scheduled installment of principal, interest or other amount due under the Loan Documents, or Borrower's failure to pay the Loan at the Maturity Date, whether by acceleration or otherwise, and such failure is not cured by Borrower for a period of thirty (30) days.

Section 7.2 Insurance

Borrower's failure to maintain insurance as required under this Agreement, or a loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $100,000.00, and such failure is not cured by Borrower for a period of thirty (30) days.

Section 7.3 Transfer

Any Transfer occurs in violation of this Agreement, and such Transfer is not cured by Borrower for a period of ten (10) days.

Section 7.4 Representations and Warranties

Any representation or warranty made in any Loan Document proves to be untrue in any material respect when made.

Section 7.5 Other Encumbrances

Borrower shall create, incur, assume, or suffer to exist (a) any indebtedness other than the Loan and an existing Line of Credit that Lender is aware of, or (b) liens upon the Collateral or any of its property, assets or revenue, and such indebtedness or liens are not cured by Borrower for a period of thirty (30) days.

Section 7.6 Involuntary Bankruptcy or Other Proceeding

Commencement of an involuntary case or other proceeding against Borrower (each, a “Bankruptcy Party”) which seeks liquidation, reorganization or other relief with respect to it or its Debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of sixty (60) days; or an order for relief against a Bankruptcy Party shall be entered in any such case under the Federal Bankruptcy Code.

Section 7.7 Voluntary Petitions, Etc.

Commencement by a Bankruptcy Party of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its Debts or other liabilities under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any of its property, or consent by a Bankruptcy Party to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or the making by a Bankruptcy Party of a general assignment for the benefit of creditors, or the failure by a Bankruptcy Party, or the admission by a Bankruptcy Party in writing of its inability, to pay its debts generally as they become due, or any action by a Bankruptcy Party to authorize or effect any of the foregoing.

Section 7.8 False Reports

Any statement, report or certificate made or delivered to Lender by Borrower is not materially true and complete at any time.

Section 7.9 Revocation or Contest

Borrower or a third party denies or contests the validity or enforceability of any Loan Documents, or the perfection or priority of any lien granted to Lender; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Lender).

Section 7.10 Cross-Default

Any breach or default of Borrower occurs under any document, instrument or agreement to which it is a party or by which it or any of its Property is bound, relating to any Debt (other than the Loan), if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach, and such breach or default is not cured by Borrower for a period of thirty (30) days.

Section 7.11 Judgment

Any judgment or order for the payment of money is entered against Borrower, unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise.

Section 7.12 Regulatory Action

Borrower is enjoined, restrained or in any way prevented by any governmental authority from conducting any material part of its business; Borrower suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of Borrower’s business for a material period of time; any material Collateral or Property of Borrower is taken or impaired through condemnation; Borrower agrees to or commences any liquidation, dissolution or winding up of its affairs; or Borrower is insolvent (individually, a “Regulatory Action Default”), and such Regulatory Action Default is not cured by Borrower for a period of ninety (90) days.

Section 7.13 ERISA

An event occurs with respect to a plan covered by ERISA that has resulted or could reasonably be expected to result in liability of Borrower to such plan or any regulatory authority, or that constitutes grounds for appointment of a trustee for or termination by a regulatory authority of any such plan; or Borrower fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, and such event is not cured by Borrower for a period of thirty (30) days.

Section 7.14 Convictions

Borrower or any of its officers is criminally indicted or convicted for (i) a felony committed in the conduct of Borrower’s business, or (ii) violating any state or federal law that could lead to forfeiture of any material Property or any Collateral.

Section 7.15 Other Covenants

The terms of this Section 7.15 shall not apply to, modify, or supersede, any of the Event of Default and cure provisions contained in Sections 7.1 through 7.14 of this Agreement. Borrower's failure to perform, observe or comply with any of the other agreements, covenants or provisions contained in this Agreement or in any of the other Loan Documents, which failure continues for ten (10) days after notice by Lender to Borrower; however, subject to any shorter period for curing any failure by Borrower as specified in any of the other Loan Documents, Borrower shall have an additional thirty (30) days to cure such failure if (1) such failure does not involve the failure to make payments on a monetary obligation; (2) such failure cannot reasonably be cured within ten (10) days but, using reasonable diligence, is curable within such 30-day period as determined by Lender; (3) Borrower is diligently undertaking to cure such default, and (4) Borrower has provided Lender with security reasonably satisfactory to Lender against any interruption of payment or impairment of the Collateral as a result of such continuing failure. The notice and cure provisions of this Section 7.15 do not apply to the other Events of Default described in Sections 7.1 through 7.14 above of this Article 7.

ARTICLE 8

REMEDIES

Section 8.1 Remedies

While any Event of Default exists, Lender may (1) by written notice to Borrower, declare the entire Loan to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or other notice of default of any kind, all of which are hereby expressly waived by Borrower, (2) terminate the obligation, if any, of Lender to advance amounts hereunder, and (3) exercise all rights and remedies therefor under the Loan Documents and at law or in equity.

Section 8.2 Lender's Right to Perform the Obligations

If Borrower shall fail, refuse or neglect to make any payment or perform any act required by the Loan Documents, then while any Event of Default exists, and without notice to or demand upon Borrower and without waiving or releasing any other right, remedy or recourse Lender may have because of such Event of Default, Lender may (but shall not be obligated to) make such payment or perform such act for the account of and at the expense of Borrower, and shall have the right to enter upon the Borrower’s premises for such purpose and to take all such action thereon as it may deem necessary or appropriate. If Lender shall elect to pay any sum due hereunder, Lender may do so in reliance on any bill, statement or assessment procured from the issuer thereof without inquiring into the accuracy or validity thereof. Similarly, in making any payments to protect the security intended to be created by the Loan Documents, Lender shall not be bound to inquire into the validity of any apparent or threatened adverse title, lien, encumbrance, claim or charge before making an advance for the purpose of preventing or removing the same. Borrower shall indemnify, defend and hold Lender harmless from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever, including reasonable attorneys' fees, incurred or accruing by reason of any acts performed by Lender pursuant to the provisions of this Section 8.2, including those arising from the joint, concurrent, or comparative negligence of Lender, except as a result of Lender's gross negligence or willful misconduct. All sums paid by Lender pursuant to this Section 8.2 and all other sums expended by Lender to which it shall be entitled to be indemnified, together with interest thereon at the Default Rate from the date of such payment or expenditure until paid, shall constitute additions to the Loan, shall be secured by the Loan Documents and shall be paid by Borrower to Lender upon demand.

ARTICLE 9

MISCELLANEOUS

Section 9.1 Warrants

In connection with making the Term Loan, Lender will receive detachable and transferable warrants (the “Warrants”) to purchase shares of the Borrower’s stock, on the following terms:

(1)   Upon the Closing of the Term Loan and the Borrower’s receipt of the Term Loan Proceeds, Lender shall receive Warrants to purchase 1,000,000 shares of the Borrower’s common stock, with anti-dilution protections, calculated as of the date of Closing of the Term Loan. The formal issuance of the warrants, and physical delivery of the certificate, shall be completed within sixty (60) days following the Closing.

(2)   The exercise price per share of the Warrants will be set at $0.40.

(3)   The Warrants are subject to full anti-dilution protection if units or unit equivalents are issued at a per unit price that is less than the greater of (i) the fair market value per unit or (ii) the net book value per unit, both at the time of issuance.

(4)   The Warrants will be (i) fully vested and exercisable upon receipt, (ii) exercisable in whole or in part from time to time, and (iii) have a term of five (5) years from the date of issue.

(5)   In the event that any dividends are declared or paid or any other distribution is made on or with respect to Borrower’s common Stock, other than tax distributions, the Holder of the Warrants as of the record date established for such dividend or distribution on the common stock shall be entitled to receive a fee (the “Dilution Fee”) in an amount (whether in the form of cash, securities or other property) equal to the amount (and in the form) of the dividends or distribution that such Holder would have received had the Warrant been exercised as of the date immediately prior to the record date for such dividend or distribution, such Dilution Fee to be payable on the same payment date established by the Borrower’s Board of Directors for the payment of such dividend or distribution. No dividend shall be paid or declared on any share of Borrower’s common stock, unless the Dilution Fee, payable in the same consideration and manner, is simultaneously paid or provided for, as the case may be, in respect of the Warrants in an amount determined as set forth above. For purposes hereof, the term “dividends” shall include any pro rata distribution by the Borrower, out of funds of the Borrower legally available therefor, of cash, property, securities (including, but not limited to, rights, warrants or options) or other property or assets to the holders of the Borrower’s common stock, whether or not paid out of capital, surplus or earnings other than liquidation. Prior to declaring any dividend or making any distribution on or with respect to shares of common stock, the Borrower shall take all prior corporate action necessary to authorize the issuance of any securities payable as the Dilution Fee in respect of the Warrants.

Section 9.2 Notices

All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or when deposited in the United States or overnight mail, air postage prepaid, addressed as follows or to such address or other address as may be hereafter notified by the respective parties hereto and any further holder of the Note(s). Notice may be given by electronic means provided that an identical notice is sent simultaneously by regular or overnight mail.

If to Borrower:	Jerrick Media Holdings, Inc. 202 S Dean St. Englewood, NJ 07631 Attention: Jeremy Frommer, President/ CEO Fax: E-Mail: jeremy@jerrickmedia.com

With a Copy to:

If to Lender:	Arthur Rosen E-Mail:

With a Copy to:

Section 9.3 Amendments and Waivers; References

No amendment or waiver of any provision of the Loan Documents shall be effective unless in writing and signed by the party against whom enforcement is sought. This Agreement and the other Loan Documents shall not be executed, entered into, altered, amended, or modified by electronic means. Without limiting the generality of the foregoing, the Borrower and Lender hereby agree that the transactions contemplated by this Agreement shall not be conducted by electronic means, except as specifically set forth in Section 9.2 regarding notices. Any reference to a Loan Document, whether in this Agreement or in any other Loan Document, shall be deemed to be a reference to such Loan Document as it may hereafter from time to time be amended, modified, supplemented and restated in accordance with the terms hereof.

Section 9.4 Usury

It is the intention of the parties hereto to conform strictly to applicable usury laws. Accordingly, all agreements between Borrower and Lender with respect to the Loan are hereby expressly limited so that in no event, whether by reason of acceleration of maturity or otherwise, shall the amount paid or agreed to be paid to Lender or charged by Lender for the use, forbearance or detention of the money to be lent hereunder or otherwise, exceed the maximum amount allowed by law. If the Loan would be usurious under applicable law, then, notwithstanding anything to the contrary in the Loan Documents: (1) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received under the Loan Documents shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited on any Note hereunder by the holder thereof (or, if any Note hereunder has been paid in full, refunded to Borrower); and (2) if maturity is accelerated by reason of an election by Lender, or in the event of any prepayment, then any consideration which constitutes interest may never include more than the maximum amount allowed by applicable law. In such case, excess interest, if any, provided for in the Loan Documents or otherwise, to the extent permitted by applicable law, shall be amortized, prorated, allocated and spread from the date of advance until payment in full so that the actual rate of interest is uniform through the term hereof. If such amortization, proration, allocation and spreading is not permitted under applicable law, then such excess interest shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on any Note hereunder (or, if any Note hereunder has been paid in full, refunded to Borrower). The terms and provisions of this Section 9.3 shall control and supersede every other provision of the Loan Documents. If at any time the laws of the United States of America permit Lender to contract for, take, reserve, charge or receive a higher rate of interest than is allowed by applicable state law (whether such federal laws directly so provide or refer to the law of any state), then such federal laws shall to such extent govern as to the rate of interest which Lender may contract for, take, reserve, charge or receive under the Loan Documents.

Section 9.5 Severability

To the extent any provision of this Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 9.6 Fees and Expenses

Borrower shall pay or reimburse Lender upon demand for all costs and expenses (including, without limitation, reasonable attorneys' and paralegals' expenses) incurred or paid by Lender in connection with this Agreement and the other Loan Documents, including, without limitation, (a) the preparation, execution, delivery, interpretation, modification or amendment of this Agreement or the other Loan Documents; (b) reasonable charges for appraisers, examiners, auditors or similar Persons whom Lender may engage with respect to rendering opinions concerning Borrower's financial condition and the condition and value of the Collateral; (c) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Lender, Borrower or any other Person) in any way relating to the Collateral, this Agreement, the other Loan Documents, or Borrower's affairs; (d) any attempt to enforce any rights of Lender against Borrower or any other Person which may be obligated to Lender by virtue of this Agreement or any of the other Loan Documents, including, without limitation, account debtors; (e) any attempt to inspect, verify, protect, collect, sell, liquidate or otherwise dispose of the Collateral; (f) the filing and recording of all documents required by Lender to perfect Lender's liens in the Collateral, including, without limitation, any documentary stamp tax or any other taxes incurred because of such filing or recording; (g) all costs, expenses, fees, indemnities and other amounts paid or otherwise incurred by Lender in connection with the depositing for collection of any check or item of payment received and/or delivered to Lender for application to the obligations, and charges imposed on Lender for “insufficient funds” and the return of deposited checks or other items of payment; and (h) the forwarding to Borrower, or any other Person on Borrower's behalf, by Lender of proceeds of Loans made by Lender to Borrower pursuant to this Agreement. In no event shall the fees and expenses payable or reimbursable to Lender pursuant to subsections (a), (b), (f), (g) and (h) of this Section 9.6 exceed the total aggregate sum of Fifty Thousand and No/100 Dollars ($50,000.00).

Section 9.7 No Venture

The relationship between Borrower and Lender is strictly that of debtor and creditor. Nothing in this Agreement or the performance of the parties hereunder shall be construed to create a joint venture, partnership, or other business collaboration between the parties.

Section 9.8 Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of Lender and Borrower and the respective successors and assigns of Lender and Borrower, provided that Borrower shall not, without the prior written consent of Lender, assign any rights, duties or obligations hereunder.

Section 9.9 Renewal, Extension or Rearrangement

All provisions of the Loan Documents shall apply to each and all amendments thereof hereinafter executed which in whole or in part represent a renewal, extension, increase or rearrangement of the Loan. For portfolio management purposes, at any time during the term of the Loan, Lender may elect to divide the Loan into two or more separate loans evidenced by separate promissory notes so long as the payment and other obligations of Borrower are not effectively increased or otherwise modified. Borrower agrees to cooperate with Lender and to execute such documents as Lender reasonably may request to effect such division of the Loan.

Section 9.10 Waivers

No course of dealing on the part of Lender, its officers, employees, consultants or agents, nor any failure or delay by Lender with respect to exercising any right, power or privilege of Lender under any of the Loan Documents, shall operate as a waiver thereof.

Section 9.11 Cumulative Rights

Rights and remedies of Lender under the Loan Documents shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

Section 9.12 Singular and Plural

Words used in this Agreement and the other Loan Documents in the singular, where the context so permits, shall be deemed to include the plural and vice versa. The definitions of words in the singular in this Agreement and the other Loan Documents shall apply to such words when used in the plural where the context so permits and vice versa.

Section 9.13 Exhibits and Schedules

The exhibits and schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein.

Section 9.14 Titles of Articles, Sections and Subsections

All titles or headings to articles, sections, subsections or other divisions of this Agreement and the other Loan Documents or the exhibits hereto and thereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.

Section 9.15 Survival

All of the representations, warranties, covenants, and indemnities hereunder, and under the indemnification provisions of the other Loan Documents, shall survive the repayment in full of the Loan and the release of the liens evidencing or securing the Loan.

Section 9.16 Jurisdiction and Venue

BORROWER HEREBY CONSENTS AND AGREEES TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY FEDERAL OR STATE COURT LOCATED WITHIN THE STATE OF NEW JERSEY AND CONSENTS THAT SERVICE OF PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL AT THE ADDRESS CONTAINED IN THIS AGREEMENT. THE BORROWER WAIVES ANY OBJECTION BASED ON LACK OF JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING INSTITUTED HEREUNDER IN ANY SUCH COURT.

Section 9.17 Other Waivers. Except as otherwise expressly provided herein, Borrower waives to the fullest extent permitted by law (a) notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, (b) notice prior to taking possession or control of the Collateral or any bond or security which might be required by any court prior to allowing Lender to exercise any of the Lender’s remedies, and (c) the benefit of all valuation, appraisal and exemption laws.

Section 9.18 Punitive or Consequential Damages; Waiver

Neither Lender nor Borrower shall be responsible or liable to the other or to any other Person for any punitive, exemplary or consequential damages which may be alleged as a result of the Loan or the transaction contemplated hereby, including any breach or other default by any party hereto. Borrower represents and warrants to Lender that as of the Closing Date it has no claims against Lender in connection with the Loan.

Section 9.19 Governing Law

The Loan Documents are being executed and delivered, and are intended to be performed, in the State of New Jersey and the laws of the State of New Jersey and of the United States of America shall govern the rights and duties of the parties hereto and the validity, construction, enforcement and interpretation of the Loan Documents, except to the extent otherwise specified in any of the Loan Documents.

Section 9.20 Entire Agreement

This Agreement and the other Loan Documents contain the entire agreement between Lender and Borrower and supersede all prior agreements between the parties relating to the subject matter hereof and thereof, including any commitment letter (if any) issued by Lender with respect to the Loan. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. If any conflict or inconsistency exists between this Agreement and any of the other Loan Documents, the terms of this Agreement shall control.

Section 9.20 Patriot Act Notice

Lender hereby notifies Borrower that pursuant to the requirements of the Patriot Act, Lender is required to obtain, verify and record information that identifies Borrower, including its legal name, address, tax ID number and other information that will allow Lender to identify it in accordance with the Patriot Act. Lender will also require information regarding each Guarantor, if any, and may require information regarding Borrower's management and owners, such as legal name, address, social security number and date of birth.

Section 9.21 Counterparts

This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which shall constitute one document. Execution and delivery of this Agreement by electronic means (including, without limitation, facsimile transmission and transmission of a version of the document in Adobe Acrobat format by e-mail) shall serve to fully bind the party so executing and delivering such counterpart of this Agreement.

[Remainder of page intentionally left blank]

EXECUTED as of the date first written above.

LENDER:

ARTHUR ROSEN, an individual

By:
Name:	Arthur Rosen

BORROWER:

JERRICK MEDIA HOLDINGS, INC., a Nevada corporation

By:
Name:	JEREMY FROMMER
Title:	CEO

EXHIBIT A

SECURITY AGREEMENT

This Security Agreement (the “Agreement”) is entered into this 26th day of May, 2016, by JERRICK MEDIA HOLDINGS, INC., a Nevada corporation with a principal place of business in Englewood, New Jersey (hereinafter referred to as “Debtor”), whose address is 202 S Dean St. Englewood, NJ 07631 in favor of ARTHUR ROSEN, an individual (hereinafter referred to as “Secured Party”), whose address is ____________________________.

WHEREAS, Debtor and Secured Party have entered into that certain Loan Agreement, dated as of the date hereof, as amended and in effect from time to time (the “Loan Agreement”), pursuant to which Secured Party has agreed to make loans, advances and other extensions of credit to Debtor upon and subject to the terms and conditions set forth therein; and

WHEREAS, it is a condition to the obligation of Secured Party to make loans, advances and other extensions of credit to Debtor under the Loan Agreement that Debtor shall have executed and delivered this Agreement to Secured Party for the purpose of securing its obligations to Secured Party.

NOW, THEREFORE, in consideration of the foregoing and to induce Secured Party to enter into the Loan Agreement and to make loans, advances and other extensions of credit to Debtor under the Loan Agreement, Debtor agrees as follows:

SECTION 1. DEFINITIONS

All capitalized terms used herein without definition shall have the respective meanings ascribed thereto in the Loan Agreement. Any term used in this Agreement which is defined in the UCC (as defined below) and not otherwise defined in this Agreement or any other Loan Document shall have the meaning ascribed thereto in the UCC. The following terms shall have the following meanings:

“Collateral” has the meaning set forth in Section 2.

“Damages” has the meaning set forth in Section 30.

“Debtor” has the meaning set forth in the above recitals.

“Default” has the meaning set forth in Section 25.

“Jurisdiction” has the meaning set forth in Section 31C.

“Loan Agreement” has the meaning set forth in the above recitals.

“Loan Documents” refers to all documents, including this Agreement and the Loan Agreement, whether now or hereafter existing, executed in connection with or related to the Obligations, and may include, without limitation and whether executed by Debtor or others, promissory notes, guaranty agreements, deposit or other similar agreements, pledge agreements, other security agreements, security instruments, financing statements, mortgage instruments, and any renewals or modifications, whenever any of the foregoing are executed.

“Obligations” means any and all obligations of Debtor to Secured Party under the Loan Documents however created, arising or evidenced, whether direct or indirect, joint or several, absolute or contingent, now existing or hereafter arising or acquired, including future advances, and all costs and expenses incurred by Secured Party to obtain, preserve, perfect and enforce the security interest granted herein and to maintain, preserve and collect the property subject to such security interest.

“Permitted Encumbrances” means (a) liens, charges or encumbrances for taxes, assessments or governmental charges or claims which are not yet due and payable, (b) statutory liens of landlords, carriers, warehousemen, mechanics and materialmen, and (c) liens imposed in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security.

“Regulation U” has the meaning set forth in Section 23.

“Secured Party” has the meaning set forth in the above recitals.

“UCC” means the Uniform Commercial Code as presently and hereafter enacted in the State of New Jersey.

SECTION 2. GRANT OF SECURITY INTEREST

For value received and to secure payment and performance of the Obligations, Debtor hereby grants to Secured Party a continuing security interest in and lien upon all of Debtor's accounts, machinery, equipment, inventory, goods, furniture, fixtures, cash and currency, chattel paper, instruments, investment property, documents, developed technology rights, letter-of-credit rights, deposit accounts, insurance claims and proceeds, contract rights, general intangibles, intellectual property rights, copyrights, trademarks, and patents, wherever located, whether now owned or hereafter acquired, and any additions, replacements, accessions, or substitutions thereof, all cash and non-cash proceeds and products thereof and all supporting obligations related thereto (collectively, “Collateral”). The foregoing Collateral that constitutes fixtures is located at or affixed to real property located at the following addresses: 202 S Dean St. Englewood, NJ 07631.

In addition, but not in lieu of, Collateral shall also include photographic slides from the previously deemed "Guccione Gollection" and other various photographers ("Slide Collection") for value up to 4 times the outstanding Principal Balance, that is related and as is valued by the Slide Appraisal attached as Exhibit B. By way of example, if $1,000,000 of the Term Loan is outstanding, the Term Loan will be collateralized by $4,000,000 of the Slide Collection as per the Slide Appraisal. Up to 5% of the Slide Collection can be sold by the Debtor without prior consent of the Secured Party so long as the Term Loan is outstanding. If any portion of the Slide Collection is sold, the Secured Party and Lender per the Loan Agreement, will be entitled to 25% of the proceeds from the sale to be applied against the principal amount of the Term Loan outstanding as long as any portion of the principal of the Term Loan is outstanding at the time of sale.

SECTION 3. OWNERSHIP OF COLLATERAL

Debtor owns the Collateral or has rights in the Collateral. If Collateral is being acquired with the proceeds of an advance under the Loan Documents, Debtor authorizes Secured Party to disburse proceeds directly to the seller of the Collateral. The Collateral is free and clear of all liens, security interests, and claims except for Permitted Encumbrances and those previously reported in writing to and approved by Secured Party. Debtor will keep the Collateral free and clear from all liens, security interests and claims, other than Permitted Encumbrances and those granted to or approved by Secured Party, and will defend the Collateral against all claims and demands of all persons at any time claiming any interest therein adverse to Secured Party. Debtor will not transfer, sell, or lease Collateral except as permitted herein and in the Loan Agreement.

SECTION 4. NAME AND OFFICES; JURISDICTION OF ORGANIZATION

The name and address of Debtor appearing at the beginning of this Agreement are Debtor’s exact legal name and the address of its chief executive office. There has been no change in the name of Debtor, or the name under which Debtor conducts business, within the sixty (60) days preceding the date hereof except as previously reported in writing to Secured Party. Debtor has not moved its chief executive office/place of residence within the six (6) months preceding the date hereof except as previously reported in writing to Secured Party. If a business entity, Debtor is organized solely under the laws of the State of Nevada and has not changed the jurisdiction of its organization within the six (6) months preceding the date hereof except as previously reported in writing to Secured Party.

SECTION 5. NOTIFICATIONS; LOCATION OF COLLATERAL.

Debtor will notify Secured Party in writing at least thirty (30) days prior to any change in: (i)   Debtor’s chief place of business and/or residence; (ii) Debtor’s name or identity; (iii) Debtor’s corporate/organizational structure; or (iv) the jurisdiction in which Debtor is organized. In addition, Debtor shall promptly notify Secured Party of any claims or alleged claims of any other person or entity to the Collateral or the institution of any litigation, arbitration, governmental investigation or administrative proceedings against or affecting the Collateral. Debtor will keep Collateral at the location(s) previously provided to Secured Party until such time as Secured Party provides written advance consent to a change of location. Debtor will bear the cost of preparing and filing any documents necessary to protect Secured Party’s liens.

SECTION 6. COLLATERAL CONDITION AND LAWFUL USE.

Debtor represents that the Collateral is in good repair and condition and that Debtor shall use reasonable care to prevent Collateral from being damaged or depreciating, normal wear and tear excepted. Debtor shall immediately notify Secured Party of any material loss or damage to Collateral. Debtor shall not permit any item of Collateral to become an accession to other property unless such property is also Collateral hereunder. Debtor represents it is in compliance in all material respects with all laws, rules and regulations applicable to the Collateral and its properties, operations, business, and finances.

SECTION 7. RISK OF LOSS AND INSURANCE

Debtor shall bear all risk of loss with respect to the Collateral. The injury to or loss of Collateral, either partial or total, shall not release Debtor from payment or other performance hereof. Debtor agrees to obtain and keep in force property insurance on the Collateral with a lender’s loss payable endorsement in favor of Secured Party and commercial general liability insurance naming Secured Party as additional insured, and such other insurance as Secured Party may require from time to time. Such insurance is to be in form and amounts satisfactory to Secured Party and issued by reputable insurance carriers reasonably satisfactory to Secured Party. All such policies shall provide to Secured Party a minimum of thirty (30) days written notice of cancellation. Debtor shall furnish to Secured Party copies of such policies, or other evidence of such policies satisfactory to Secured Party. If Debtor fails to obtain or maintain in force such insurance or fails to furnish such evidence, Secured Party is authorized, but not obligated, to purchase any or all such insurance protecting such interest as Secured Party deems appropriate against such risks and for such coverage and for such amounts, including either the loan amount or value of the Collateral, all at its discretion, and at Debtor’s expense, in accordance with the terms of the Loan Agreement. In such event, Debtor agrees to reimburse Secured Party for the cost of such insurance and Secured Party may add such cost to the Obligations. Debtor shall bear the risk of loss to the extent of any deficiency in the effective insurance coverage with respect to loss or damage to any of the Collateral. Debtor hereby assigns to Secured Party the proceeds of all property insurance covering the Collateral up to the amount of the Obligations and directs any insurer to make payments directly to Secured Party. Debtor hereby appoints Secured Party its attorney-in-fact, which appointment shall be irrevocable and coupled with an interest for so long as Obligations are unpaid, to file proof of loss and/or any other forms required to collect from any insurer any amount due from any damage to or destruction of Collateral, to agree to and bind Debtor as to the amount of said recovery, to designate any payees of such recovery, to grant releases to insurer, to grant subrogation rights to any insurer, and to endorse any settlement check or draft. Debtor agrees not to exercise any of the foregoing powers granted to Secured Party without Secured Party’s prior written consent.

SECTION 8. TAXES

Debtor agrees to pay promptly all taxes and assessments upon or for the use of Collateral. At its option, Secured Party may discharge taxes, liens, security interests or other encumbrances at any time levied or placed on Collateral. Debtor agrees to reimburse Secured Party, on demand, for any such payment made by Secured Party. Any amounts so paid shall be added to the Obligations.

SECTION 9. FINANCING STATEMENTS, CERTIFICATES OF TITLE, POWER OF ATTORNEY.

No financing statement (other than any filed or approved by Secured Party) covering any Collateral is on file in any public filing office. Debtor authorizes the filing by Secured Party at any time and from time to time of one or more financing statements and amendments thereto covering the Collateral in form satisfactory to Secured Party (and which may describe the Collateral as all assets of Debtor), agrees to deliver certificates of title on which Secured Party’s lien has been indicated covering any Collateral subject to a certificate of title statute, and will pay all costs and expenses of filing or applying for the same. Debtor hereby constitutes and appoints Secured Party the true and lawful attorney of Debtor with full power of substitution to take any and all appropriate action and to execute any and all documents, instruments or applications that may be necessary or desirable to accomplish the purpose and carry out the terms of this Agreement. The foregoing power of attorney is coupled with an interest and shall be irrevocable until all of the Obligations have been paid in full. Neither Secured Party nor anyone acting on its behalf shall be liable for acts, omissions, errors in judgment, or mistakes in fact in such capacity as attorney-in-fact. Debtor ratifies all acts of Secured Party as attorney-in- fact. Debtor agrees to take such other actions, at Debtor’s expense, as might be requested for the perfection, continuation and assignment, in whole or in part, of the security interests granted herein and to assure and preserve Secured Party’s intended priority position. If Debtor shall hold or acquire a commercial tort claim, Debtor will immediately notify Secured Party in writing thereof, such notice to provide the particulars of such claim and grant to Secured Party a security interest therein and in the proceeds thereof. If certificates, passbooks, or other documentation or evidence is/are issued or outstanding as to any of the Collateral, Debtor will cause the security interests of Secured Party to be properly protected, including perfection by notation thereon or delivery thereof to Secured Party.

SECTION 10. LANDLORD/MORTGAGEE WAIVERS

Debtor shall cause each landlord of real property leased by Debtor and each mortgagee of real property owned by Debtor to execute and deliver instruments satisfactory in form and substance to Secured Party by which such mortgagee or landlord subordinates its rights, if any, in the Collateral.

SECTION 11. CONTROL

At Secured Party’s request, Debtor shall authorize and direct any depositary bank or securities intermediary that holds Collateral to (a) comply with the terms of this Agreement and to enter into an agreement satisfactory to Secured Party to perfect Secured Party’s security interest in such Collateral by control and (b) mark its records to show the security interest of and/or the transfer to Secured Party of the property pledged as Collateral hereunder. Debtor will cooperate with Secured Party in obtaining control with respect to Collateral consisting of electronic chattel paper and will not create any electronic chattel paper without taking all steps deemed necessary by Secured Party to confer control of the electronic chattel paper upon Secured Party in accordance with the UCC. Upon the occurrence and continuation of a Default, Secured Party shall be entitled to deliver to any depositary bank, securities intermediary or other applicable third party notice of the exercise of its control rights with respect to such Collateral.

SECTION 12. CHATTEL PAPER, ACCOUNTS, GENERAL INTANGIBLES

Debtor warrants that Collateral consisting of chattel paper, accounts, or general intangibles is (i) genuine and enforceable in accordance with its terms; (ii) not subject to any defense, set-off, claim or counterclaim of a material nature against Debtor except as to which Debtor has notified Secured Party in writing; and (iii) not subject to any other circumstances that would impair the validity, enforceability, value, or amount of such Collateral except as to which Debtor has notified Secured Party in writing. Debtor shall not amend, modify or supplement any lease, contract or agreement contained in Collateral or waive any provision therein in a manner materially adverse to the Debtor’s interest or the Secured Party’s Collateral, without prior written consent of Secured Party. Debtor will not create any tangible chattel paper without placing a legend on the chattel paper acceptable to Secured Party indicating that Secured Party has a security interest in the chattel paper.

SECTION 13. ACCOUNT DEBTORS

If a Default should occur, Secured Party shall have the right, at any time thereafter, to notify the account debtors obligated on any or all of the Collateral to make payment thereof directly to Secured Party and Secured Party may take control of all proceeds of any such Collateral. The cost of such collection and enforcement, including attorneys’ fees and expenses, shall be borne solely by Debtor whether the same is incurred by Secured Party or Debtor. If a Default should occur, then upon demand of Secured Party, Debtor will, upon receipt of all checks, drafts, cash and other remittances in payment on Collateral, deposit the same in a special Secured Party account maintained with Secured Party, over which Secured Party also has the power of withdrawal.

If a Default should occur, no discount, credit, or allowance shall be granted by Debtor to any account debtor and no return of merchandise shall be accepted by Debtor without Secured Party’s consent. Secured Party may, after Default, settle or adjust disputes and claims directly with account debtors for amounts and upon terms that Secured Party considers advisable, and in such cases Secured Party will credit the Obligations with the net amounts received by Secured Party, after deducting all of the expenses incurred by Secured Party. Debtor agrees to indemnify and defend Secured Party and hold it harmless with respect to any claim or proceeding arising out of any matter related to collection of Collateral.

SECTION 14. GOVERNMENT CONTRACTS

If any Collateral covered hereby arises from obligations due to Debtor from any governmental unit or organization, Debtor shall immediately notify Secured Party in writing and execute all documents and take all actions deemed necessary by Secured Party to ensure recognition by such governmental unit or organization of the rights of Secured Party in the Collateral, including, without limitation, compliance with the Federal Assignment of Claims Act or like federal, state or local statute or rule.

SECTION 15. INVENTORY

So long as no Default has occurred, Debtor shall have the right in the regular course of business, to process and sell Debtor’s inventory. If a Default should occur, Debtor will, upon receipt of all checks, drafts, cash and other remittances, in payment of Collateral sold, deposit the same in a special Secured Party account maintained with Secured Party, over which Secured Party also has the power of withdrawal. Debtor agrees to notify Secured Party immediately in the event that any inventory purchased by or delivered to Debtor is evidenced by a bill of lading, dock warrant, dock receipt, warehouse receipt or other document of title and to deliver such document to Secured Party upon request.

SECTION 16. INSTRUMENTS, CHATTEL PAPER, DOCUMENTS

Unless Secured Party shall hereafter otherwise direct or consent in writing, any Collateral that is, or is evidenced by, instruments, chattel paper or negotiable documents will be properly assigned to and the originals of any such Collateral in tangible form (accompanied by such instruments of transfer and assignment duly executed in blank as Secured Party may from time to time specify) deposited with and held by Secured Party. Secured Party may, without notice, after the occurrence and continuance of a Default, exercise any or all rights of collection, conversion, or exchange and other similar rights, privileges and options pertaining to such Collateral, but shall have no duty to do so.

SECTION 17. COLLATERAL DUTIES

Secured Party shall have no custodial or ministerial duties to perform with respect to Collateral pledged except as set forth herein; and by way of explanation and not by way of limitation, Secured Party shall incur no liability for any of the following: (i) loss or depreciation of Collateral (unless caused by its willful misconduct or gross negligence), (ii) failure to present any paper for payment or protest, to protest or give notice of nonpayment, or any other notice with respect to any paper or Collateral.

SECTION 18. TRANSFER OF COLLATERAL

Secured Party may assign its rights in Collateral or any part thereof to any assignee who shall thereupon become vested with all the powers and rights herein given to Secured Party with respect to the property so transferred and delivered, and Secured Party shall thereafter be forever relieved and fully discharged from any liability with respect to such property so transferred, but with respect to any property not so transferred, Secured Party shall retain all rights and powers hereby given.

SECTION 19. INSPECTION, BOOKS AND RECORDS

Debtor will at all times keep accurate and complete records covering each item of Collateral, including the proceeds therefrom. Secured Party, or any of its agents, shall have the right, at intervals not more frequent than every one hundred eighty (180) days and without hindrance or delay, at Debtor’s expense in accordance with the terms of the Loan Agreement, to inspect, audit, and examine the Collateral and to make copies of and extracts from the books, records, journals, orders, receipts, correspondence and other data relating to Collateral, Debtor’s business or any other transaction between the parties hereto. Debtor will at its expense furnish Secured Party copies thereof upon request. For the further security of Secured Party, it is agreed that Secured Party has and is hereby granted a security interest in all books and records of Debtor pertaining to the Collateral.

SECTION 20. COMPLIANCE WITH LAW

Debtor will comply in all material respects with all federal, state and local laws and regulations, applicable to it, including without limitation, environmental and labor laws and regulations, in the creation, use, operation, manufacture and storage of the Collateral and the conduct of its business.

SECTION 21. REGULATION U

None of the proceeds of the credit secured hereby shall be used directly or indirectly for the purpose of purchasing or carrying any margin stock in violation of any of the provisions of Regulation U of the Board of Governors of the Federal Reserve System (“Regulation U”), or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry margin stock or for any other purchase which might render the Loan a “Purpose Credit” within the meaning of Regulation U.

SECTION 22. ATTORNEYS’ FEES AND OTHER COSTS OF COLLECTION

Debtor shall pay all of Secured Party’s expenses incurred in enforcing this Agreement and in preserving and liquidating Collateral, including but not limited to attorneys’ and experts’ fees and expenses, whether incurred with or without the commencement of a suit, trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.

SECTION 23. DEFAULT

If any of the following occurs, a default (“Default”) under this Agreement shall exist:

A.           Loan Document Default. A default or an event of default under this Agreement or any other Loan Document.

B.           Collateral Loss or Destruction. Any loss, theft, substantial damage, or destruction of Collateral not fully covered by insurance, or as to which insurance proceeds are not

(i) used to replace or repair such damaged Collateral or (ii) remitted to Secured Party, in either case within sixty (60) days of the loss.

C.           Collateral Sale, Lease or Encumbrance. Any sale, lease, or encumbrance of any Collateral not specifically permitted herein or under the Loan Documents without prior written consent of Secured Party.

D.           Levy, Seizure or Attachment. The making of any levy, seizure, or attachment on or of Collateral which is not removed within ten (10) days.

E.           Unauthorized Collection of Collateral. Any attempt, outside the ordinary course of business, to collect, cash in or otherwise recover deposits that are Collateral.

F.           Third Party Breach. Any default or breach by a depositary bank or securities intermediary of any provision contained in a control agreement entered into pursuant to Section 11 in connection with any of the Collateral.

G.           Unauthorized Termination. Any attempt to terminate, revoke, rescind, modify, or violate the terms of this Agreement or any Control Agreement without the prior written consent of Secured Party.

H.           Impairment of Security. If any Lien granted hereunder shall terminate (except in accordance with its terms) or shall cease to be a first priority perfected security interest in favor of Secured Party (subject to Permitted Encumbrances or other security interests or claims approved by Secured Party).

SECTION 24. REMEDIES ON DEFAULT (INCLUDING POWER OF SALE)

If a Default occurs, Secured Party shall have all the rights and remedies of a secured party under the Uniform Commercial Code. Without limitation thereto, Secured Party shall have the following rights and remedies: (i) to take immediate possession of Collateral, without notice or resort to legal process, and for such purpose, to enter upon any premises on which Collateral or any part thereof may be situated and to remove the same therefrom, or, at its option, to render Collateral unusable or dispose of said Collateral on Debtor’s premises; (ii) to require Debtor to assemble the Collateral and make it available to Secured Party at a place to be designated by Secured Party; (iii) to exercise its right of set-off or Secured Party lien as to any monies of Debtor deposited in accounts of any nature maintained by Debtor with Secured Party or affiliates of Secured Party, without advance notice, regardless of whether such accounts are general or special; and (iv) to dispose of Collateral, as a unit or in parcels, separately or with any real property interests also securing the Obligations, in any county or place to be selected by Secured Party, at either private or public sale (at which public sale Secured Party may be the purchaser) with or without having the Collateral physically present at said sale.

Any notice of sale, disposition or other action by Secured Party required by law and sent to Debtor at Debtor’s address shown above, or at such other address of Debtor as may from time to time be shown on the records of Secured Party, at least ten (10) days prior to such action, shall constitute reasonable notice to Debtor. Notice shall be deemed given or sent when mailed, via certified mail, postage prepaid to Debtor’s address as provided herein. Secured Party shall be entitled to apply the proceeds of any sale or other disposition of the Collateral, and the payments received by Secured Party with respect to any of the Collateral, to Obligations in such order and manner as Secured Party may determine. Collateral that is subject to rapid declines in value and is customarily sold in recognized markets may be disposed of by Secured Party in a recognized market for such collateral without providing notice of sale. Debtor waives any and all requirements that the Secured Party sell or dispose of all or any part of the Collateral at any particular time, regardless of whether Debtor has requested such sale or disposition.

SECTION 25. STANDARDS FOR EXERCISING RIGHTS AND REMEDIES

To the extent that applicable law imposes duties on Secured Party to exercise remedies in a commercially reasonable manner, Debtor acknowledges and agrees that it is not commercially unreasonable for Secured Party (a) to fail to incur expenses reasonably deemed significant by Secured Party to prepare Collateral for disposition or otherwise to fail to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors or other persons obligated on Collateral or to fail to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other persons, whether or not in the same business as Debtor, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, (k) to purchase insurance or credit enhancements to insure Secured Party against risks of loss, collection or disposition of Collateral or to provide to Secured Party a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by Secured Party, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Secured Party in the collection or disposition of any of the Collateral. Debtor acknowledges that the purpose of this Section 27 is to provide non-exhaustive indications of what actions or omissions by Secured Party would fulfill Secured Party’s duties under the UCC or other applicable law in Secured Party’s exercise of remedies against the Collateral and that other actions or omissions by Secured Party shall not be deemed to fail to fulfill such duties solely on account of not being indicated in this Section 27. Without limitation upon the foregoing, nothing contained in this Section 27 shall be construed to grant any rights to Debtor or to impose any duties on Secured Party that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 27.

SECTION 26. REMEDIES ARE CUMULATIVE

No failure on the part of Secured Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Secured Party or any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any right, power or remedy. The remedies herein provided are cumulative and are not exclusive of any remedies provided by law, in equity, or in other Loan Documents.

SECTION 27. WAIVERS BY DEBTOR

Debtor agrees not to assert against Secured Party as a defense (legal or equitable), as a set-off, as a counterclaim, or otherwise, any claims Debtor may have against any seller or lessor that provided personal property or services relating to any part of the Collateral or against any other party liable to Secured Party for all or any part of the Obligations. Debtor waives all exemptions and homestead rights with regard to the Collateral. Debtor waives any and all rights to any bond or security which might be required by applicable law prior to the exercise of any of Secured Party’s remedies against any Collateral. All rights of Secured Party and security interests hereunder, and all obligations of Debtor hereunder, shall be absolute and unconditional, not discharged or impaired irrespective of (and regardless of whether Debtor receives any notice of): (i) any lack of validity or enforceability of any Loan Document; (ii) any change in the time, manner or place of payment or performance, or in any term, of all or any of the Obligations or the Loan Documents or any other amendment or waiver of or any consent to any departure from any Loan Document; or (iii) any exchange, insufficiency, unenforceability, enforcement, release, impairment or non-perfection of any Collateral, or any release of or modifications to or insufficiency, unenforceability or enforcement of the obligations of any guarantor or other obligor. To the extent permitted by law, Debtor hereby waives any rights under any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist and which, but for this provision, might be applicable to any sale or disposition of the Collateral by Secured Party; and any other circumstance which might otherwise constitute a defense available to, or a discharge of any party with respect to the Obligations. To the extent it may lawfully do so, Debtor waives the benefit of all laws relating to the marshalling of collateral.

SECTION 28. INDEMNIFICATION.

Debtor shall protect, indemnify and save harmless Secured Party from and against all losses, liabilities, obligations, claims, damages, penalties, fines, causes of action, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) (collectively, “Damages”) imposed upon, incurred by or asserted against Secured Party on account of or in connection with (i) the Loan Documents or any failure or alleged failure of Debtor to comply with any of the terms or representations of, or the inaccuracy or breach of any representation in, the Loan Documents; (ii) the Collateral, any claim of loss or damage to the Collateral or any injury or claim of injury to, or death of, any person or property that may be occasioned by any cause whatsoever pertaining to the Collateral or the use, occupancy or operation thereof, (iii) any failure or alleged failure of Debtor to comply with any law, rule or regulation applicable to it or to the Collateral or the use, occupancy or operation of the Collateral (including, without limitation, the failure to pay any taxes, fees or other charges), (iv) any Damages whatsoever by reason of any alleged action, obligation or undertaking of Secured Party relating in any way to or any matter contemplated by the Loan Documents, or (v) any claim for brokerage fees or such other commissions relating to the Collateral or any other Obligations; provided that such indemnity shall be effective only to the extent of any Damages that may be sustained by Secured Party in excess of any net proceeds received by it from any insurance of Debtor (other than self- insurance) with respect to such Damages. Nothing contained herein shall require Debtor to indemnify Secured Party for any Damages resulting from Secured Party’s gross negligence or its willful misconduct. The indemnity provided for herein shall survive payment of the Obligations and shall extend to the officers, directors, employees and duly authorized agents of Secured Party. In the event Secured Party incurs any Damages arising out of or in any way relating to the transaction contemplated by the Loan Documents (including any of the matters referred to in this section), the amounts of such Damages shall be added to the Obligations, shall bear interest, to the extent permitted by law, at the interest rate borne by the Obligations from the date incurred until paid and shall be payable on demand.

SECTION 29. MISCELLANEOUS.

A.           Amendments and Waivers. No waiver, amendment or modification of any provision of this Agreement shall be valid unless in writing and signed by Debtor and an officer of Secured Party. No waiver by Secured Party of any Default shall operate as a waiver of any other Default or of the same Default on a future occasion.

B.           Assignment. All rights of Secured Party hereunder are freely assignable, in whole or in part, and shall inure to the benefit of and be enforceable by Secured Party, its successors, assigns and affiliates. Debtor shall not assign its rights and interest hereunder without the prior written consent of Secured Party, and any attempt by Debtor to assign without Secured Party’s prior written consent is null and void. Unless otherwise agreed in writing by Secured Party, any assignment shall not release Debtor from the Obligations. This Agreement shall be binding upon Debtor, and the heirs, personal representatives, successors, and assigns of Debtor.

C.           Applicable Law. This Agreement shall be governed by and construed under the law of the State of New Jersey (the “Jurisdiction”) without regard to the Jurisdiction’s conflict of laws principles, except to the extent that the UCC requires the application of the law of a different jurisdiction.

D.           Jurisdiction and Venue. Debtor irrevocably agrees to exclusive personal jurisdiction and venue in any federal or state court located within the State of New Jersey.

E.           Waiver of Jury Trial. DEBTOR WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS, REMEDIES, OBLIGATIONS, OR DUTIES HEREUNDER, OR THE PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF. Except as prohibited by law, Debtor waives any right which it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Debtor (i) certifies that neither Secured Party nor any representative, agent or attorney of Secured Party has represented, expressly or otherwise, that Secured Party would not, in the event of litigation, seek to enforce the foregoing waivers or other waivers contained in this Agreement, and (ii) acknowledges that, in entering into the Loan Agreement and other Loan Documents to which Secured Party is a party, the Secured Party is relying upon, among other things, the waivers and certifications contained in this Section.

F.           Severability. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

G.           Notices. Any notices to Debtor shall be sufficiently given, if in writing and mailed or delivered to the address of Debtor shown above or such other address as provided hereunder; and to Secured Party, if in writing and mailed or delivered to shown above or such other address as Secured Party may specify in writing from time to time. In the event that Debtor changes Debtor’s mailing address at any time prior to the date the Obligations are paid in full, Debtor agrees to promptly give written notice of said change of address by registered or certified mail, return receipt requested, all charges prepaid.

H.           Captions. The captions contained herein are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof. The use of the plural shall also mean the singular, and vice versa.

I.           Joint and Several Liability. If more than one party (other than Secured Party) has signed this Agreement, such parties are jointly and severally obligated hereunder.

J.           Binding Contract. Debtor by execution and Secured Party by acceptance of this Agreement, agree that each party is bound by all terms and provisions of this Agreement.

K.           Final Agreement. This Agreement and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent written or oral agreements of the parties. There are no unwritten oral agreements between the parties.

L.           Essence of Time. Time is of the essence hereunder.

M.          Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which shall constitute one document. Execution and delivery of this Agreement by electronic means (including, without limitation, facsimile transmission and transmission of a version of the document in Adobe Acrobat format by e-mail) shall serve to fully bind the party so executing and delivering such counterpart of this Agreement.

IN WITNESS WHEREOF, Debtor, on the day and year first written above, has caused this Security Agreement to be executed under seal.

DEBTOR:

JERRICK MEDIA HOLDINGS, INC., a Nevada corporation

By:	(SEAL)
Name:	JEREMY FROMMER
Title:	CEO

EXHIBIT B

(attached)

EXHIBIT C

(attached)